KPMG LLP	Telephone	(604) 691-3000
Chartered Professional Accountants	Fax	(604) 691-3031
PO Box 10426 777 Dunsmuir Street	Internet	www.kpmg.ca
Vancouver BC V7Y 1K3
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Taseko Mines Limited

We, KPMG LLP, consent to the use of our reports, both dated February 19, 2020, with respect to the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years in the two year period then ended and the effectiveness of internal control over financial reporting as of December 31, 2019 incorporated by reference and to the reference to our firm under the heading “Experts” in the short form base shelf prospectus.

Our report on the consolidated financial statements refers to a change in accounting policy for leases in 2019 due to the adoption of IFRS 16 – Leases.

Chartered Professional Accountants

May 12, 2020

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.